Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A ordinary share, par value of US$0.0001 per share, and Class B ordinary share, par value of US$0.0001 per share, of Shepherd Ave Capital Acquisition Corporation, a Cayman Islands exempted company shall be filed on behalf of the undersigned.

December 6, 2024

Aitefund Sponsor LLC

By:	/s/ Carmelo Caschetto	/s/ Carmelo Caschetto
Name:	Carmelo Caschetto	Carmelo Caschetto
Title:	Manager and Sole Member